UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2005

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of	(Commission	(IRS Employer Identification No.)
incorporation)	File Number)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 8.01 Other Events.

         Maxus Realty Trust, Inc. (the “Registrant”) has learned that its apartment complexes located in Bay St. Louis, Mississippi (Waverly Apartments) and Picayune, Mississippi (Arbor Gate Apartments) did receive considerable damage in connection with Hurricane Katrina. Based on initial reports, the damages appear to be repairable at the Arbor Gate Apartments, but more extensive at the Waverly Apartments. Based on pictures the Registrant has received and reports it has received from the property managers and local contractors, the primary damage for the Arbor Gate Apartments appears to be wind damage to the apartment buildings’ roofs and siding. With respect to the Waverly Apartments not only was there considerable wind damage to the apartment buildings’ roofs and siding, there was also flood damage on the first and second floors. Based on these reports, the Registrant understands that some residents have remained at the Arbor Gate Apartments and all residents have vacated the Waverly Apartments. As best as the Registrant can determine, all of the Registrant’s employees at these properties are safe. As soon as practicable after more specific information is available, the Registrant will begin to assess the specific nature and extent of the damages and when appropriate will update shareholders.

         Although it is too soon for the Registrant to have reliable information to determine the specific nature and extent of the damages sustained, the Registrant has been evaluating its insurance coverages for Arbor Gate Apartments and Waverly Apartments. With respect to the Waverly Apartments, the Registrant maintains windstorm/hail property insurance coverage in the amount of approximately $6.5 million for property damage and approximately $1 million for loss of rents. In addition, the Registrant maintains flood insurance coverage for the Waverly Apartments in the amount of $250,000 per building, with a $2,000 deductible per building. With respect to the Arbor Gate Apartments, the Registrant maintains windstorm/hail property insurance coverage in the amount of approximately $5.8 million for property damage and approximately $800,000 for loss of rents. The windstorm/hail insurance coverage provides for a deductible of two percent (2%) of fair market value per building, with a minimum total claim requirement of $25,000.

         Prior to the hurricane, the Registrant was receiving aggregate monthly rent in the approximate amount of $67,200 and $81,300 at Arbor Gate and Waverly, respectively. At this time, the Registrant is not able to predict how long the clean-up and construction process will take at these apartments. The Registrant anticipates that it may not receive most, if not all, of these rents for up to the next several months, so the Registrant’s cash flow will be adversely impacted in the short term at least until such time as the Registrant may receive insurance proceeds for loss of rents.

         As indicated above, as more specific and reliable information becomes available to Registrant, we will update the shareholders when appropriate.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: September 9, 2005	By:/s/ David L. Johnson
David L. Johnson Chairman of the Board, President and Chief Executive Officer